GREAT AMERICAN RESERVE INSURANCE COMPANY
                              Post Office Box 1927
                             Carmel, Indiana 46032

                    (HEREIN CALLED "Great American Reserve")

Agrees to pay benefits as provided herein to the person or persons entitled thereto in accordance with and subject to the terms of this contract

This contract, Group Annuity Contract No. SPECIMEN is issued to

ABC Corp.

                        (HEREIN CALLED "Contract owner")

In consideration of the application therefor and of the payment by Contract Owner of contributions as provided herein.

The Effective Date of this contact is: October 1, 1995

This contract is delivered in Florida and is subject to the laws of that jurisdiction.

Telephone Number: The Owner or Annuitant may call (317) 817-3700 to present inquiries, obtain information about coverage, or gain assistance in resolving complaints.

Provisions contained in subsequent pages hereof from a part of this contact as fully as if recited in their entirety over the signatures hereto affixed.

IN WITNESS WHEREOF, GREAT AMERICAN RESERVE INSURANCE COMPANY has caused this contract to be executed at its Administrative Office in Carmel, Indiana on the Effective Date.


      /s/ [ILLEGIBLE]                     /s/ Lynn C. Tyson

         Secretary                              President

                            10 DAY RIGHT TO EXAMINE

Please read your contract carefully. We want you to fully understand it and be satisfied with it. If for any reason you are not, you may return it to us within 10 days from the date you receive it and receive a refund of all premiums paid. You may return it by mailing it to our Administrative Office or by returning it to the agent who sold it The contract will then be deemed void from its effective date and all premiums paid will be promptly refunded.

22-7084 (12-86)

Any part of this contract which is funded by a separate account providing benefits on a variable basis, is a part under which the risk is borne by the policyholder and is not covered by an insurance guaranty fund or other solvency protection arrangement.

05-7381 (3-90)

             GROUP FLEXIBLE PREMIUM DEFERRED FIXED/VARIABLE ANNUITY

      ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE VALUES OF THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE.


32-4000-FL                           Page 1                                 0895

SPECIFICATIONS

Item 1.

The Plan

Item 2.

General Account Guaranteed Net Investment Rate Prior to and including the Annuity Commencement Date, Section 3.07.

The net investment rate for a valuation period prior to and including the Annuity Commencement Date is guaranteed to be at least equivalent to a rate per annum compounded annually as specified below.

For net contributions received prior to the Annuity Commencement Date, a rate of 4 1/2%;

The net investment rate for any Valuation Period subsequent to the Annuity Commencement Date is guaranteed to be at least equivalent to a rate of 3 1/2% per annum compounded annually.

Great American Reserve may increase the applicable rate shown above from time to time.

Item 3.

The Normal Annuity Form, Section 2.01

GROUP VARIABLE RETIREMENT CONTRACT

All payments and values provided by this contract, when based on investment experience of a separate account, are variable and are not guaranteed as to fixed dollar amount.


32-4000-FL                           Page 2

                               TABLE OF CONTENTS

Section                            ARTICLE I                                Page
Definition of Certain Terms ...............................................   4
                                   ARTICLE II
                          Retirement Annuity Provisions
2.01     Notice to Effect an Annuity ......................................   5
2.02     Sections .........................................................   5
2.03     Optional Annuity Forms
2.04     Allocation of Variable and Fixed Annuities .......................   7
         A. Variable Annuity ..............................................   7
         B. Fixed-Dollar Annuity ..........................................   8
2.05     Frequency of Payment .............................................   8
2.06     Method of Calculating Retirement Annuity Payments ................   8
Tables
2.07     Applicability and Basis of Tables ................................   9
2.08     Amount of First Monthly Payment ..................................   9
                                   ARTICLE III
               Contributions, Account Valuation and Discontinuance
Contributions
3.01     Contributions ....................................................  12
3.02     Application of Contributions; Accumulation Units .................  12
3.03     Participant's Individual Account .................................  12
3.04     Change of Allocation and Transfer Between Accounts ...............  13
3.05     Active Lives Reserves ............................................  13
3.06     Premium Taxes ....................................................  13
Valuation
3.07     Net Investment Rate and Net Investment Factor ....................  13
3.08     Accumulation Unit Value ..........................................  14
3.09     Annuity Unit Value ...............................................  14
3.10     Valuation of Individual Accounts .................................  14
3.11     Annual Administrative Fee ........................................  15
3.12     Experience Credits ...............................................  15
Discontinuance of Contributions
3.13     Suspension .......................................................  15
3.14     Change to Paid-Up Contract .......................................  15
3.15     Surrender of the Contract ........................................  16
3.16     Surrender of Individual Accounts .................................  17
3.17     Death Benefit ....................................................  18
3.18     Deferral of Termination Value ....................................  18
                                   ARTICLE IV
                               General Provisions
4.01     Contract .........................................................  18
4.02     Change of Contract by Great American Reserve .....................  18
4.03     Change of Contract by Mutual Agreement; Retroactive Changes ......  18
Changes
4.04     Individual Certificates ..........................................  19
4.05     Conversion to Individual Contract ................................  19
4.06     Designation of Beneficiary .......................................  19
4.07     Facility of Payment ..............................................  20
4.08     Evidence of Survival .............................................  20
4.09     Misstatements and Adjustments ....................................  20
4.10     Ownership and Adjustments ........................................  20
4.11     Reserves .........................................................  20
4.12     Termination of Contract ..........................................  20
4.13     Data to be Furnished to Great American Reserve ...................  21
4.14     Separate Account Assets ..........................................  21
4.15     Owner Reports ....................................................  21


32-4000-FL                           Page 3

ARTICLE I

Definition of Certain Terms

Section 1.01 Annuitant

A Participant with respect to whom a Retirement Annuity has been effected.

Section 1.02 Annuity Commencement Date

The date on which Retirement Annuity payments commence with respect to a Participant under the terms of the Plan.

Section 1.03 Bond Separate Account

The segregated asset account established by Great American Reserve pursuant to the provisions of the Insurance Code of the State of Texas for this class of contracts which provide variable benefits, and identified as Great American Reserve Variable Annuity Account C.

Section 1.04 Contract Year

The period of 12 months commencing with either The Effective Date or any anniversary thereof.

Section 1.05 General Account

All assets of Great American Reserve other than those held in segregated asset accounts.

Section 1.06 Individual Account

The record established for each Participant of the amounts accumulated under the Contract for payment of future benefits.

Section 1.07 Money Market Separate Account

The segregated asset account established by Great American Reserve pursuant to the provisions of the Insurance Code of the State of Texas for this class of contracts which provide variable benefits, and identified as Great American Reserve Variable Annuity Account D. This Account is applicable only for accumulation of values under this Contract prior to the Annuity Commencement Date; at that time, the accumulated value in this Account will be transferred to the General Account or, if elected by the Contract Owner, to the Stock Separate Account or Bond Separate Account.

Section 1.08 Participant

A person entitled to benefits under the Plan.

Section 1.09 Plan

The Contract Owner's program of Deferred Compensation designated in the Specifications. It is designated for reference purposes only and in the event of any conflict in provisions of the Plan and this Contract, for purposes of this Contract the provisions of the Contract shall prevail.

Section 1.10 Retirement Annuity

A series of payments provided under this Contract with respect to an Annuitant.

Section 1.11 Separate Account

The Stock Separate Account, Bond Separate Account, or Money Market Separate Account, as applicable.

Section 1.12 Stock Separate Account

The segregated asset account established by Great American Reserve pursuant to the provisions of the Insurance Code of the State of Texas for this class of contracts which provide variable benefits, and identified as Great American Reserve Variable Annuity Fund.


32-4000-FL                           Page 4

ARTICLE II

Retirement Annuity Provisions

Section 2.01 - Notice to Effect an Annuity

At least one month prior to a Participant's Annuity Commencement Date, the Contract Owner shall notify Great American Reserve to commence a distribution from the Participants Individual Account and shall make the elections required by Section 2.02 of this Contract. Great American Reserve shall then determine the monthly retirement annuity payments to be payable for that Annuitant in accordance with Section 2.06. All such payments will be made by Great American Reserve to the Contract Owner. Great American Reserve may, however, by agreement with and on behalf of the Contract Owner, make such payments directly to the Annuitant. In the absence of an election of an Optional Annuity Form in accordance with 2.02, the Retirement Annuity will be on the Normal Annuity Form as set forth in Item 3 of the Specifications.

To the extent the Plan provides that a Participant may exercise any of the rights provided the Contract Owner in this Article, the owner shall mean Participant in this Article.

Section 2.02 - Elections

Election of Option - At least 30 days prior to a participant's retirement date, the Contract Owner may by Written election to the Home Office of Great American Reserve elect to have the Participant's Individual Account applied under any one of the Optional Annuity Forms described below.

Alternate Assumed Investment Rates - The standard assumed investment rate shall be 3 1/2%. If not prohibited by the laws and regulations of the state in which this Contract is issued, at least 30 days prior to a participant's retirement date the Contract Owner may by written election to the Home Office of Great American Reserve elect to have all variable benefits payable for the Participant determined on an assumed investment rate of 5% in lieu of the standard assumed investment rate.

Section 2.03 - Optional Annuity Forms

The amount of the first payment under any of these options will be determined in accordance with Section 2.06. No payments will be made under Options A through C prior to receipt by Great American Reserve of satisfactory evidence of the date of birth of the Annuitant and any joint Annuitant.

OPTION A - Life Annuity. An annuity payable monthly during the lifetime of an Annuitant, ceasing with the last payment due prior to the Annuitant's death.


32-4000-FL                           Page 5

OPTION B - Life Annuity with 120, 180, or 240 Monthly Payments Guaranteed. An annuity payable monthly during the lifetime of an Annuitant, with a guarantee that if, at the death of the Annuitant, payments have been made for less than 120, 180, or 240 months as selected, payments will be continued thereafter to a beneficiary designated by the Contract Owner during the remainder of the selected period. If no beneficiary is designated, the then present value of the current dollar amount of the remaining guaranteed number of annuity payments commuted on the basis of the investment rate or rates on which the accumulation units were applied to provide a Retirement Annuity, shall be paid in a lump sum to the estate of the Annuitant.

OPTION C - Joint and Last Survivor Annuity. An annuity payable monthly during the lifetime of an Annuitant and thereafter and during any remaining lifetime of a second person designated by the Contract Owner.

OPTION D - Payments for a Designated Period. An amount payable monthly for the number of years selected, which may be from one to thirty, provided that the number of years selected may not be less than five minus "n", where "n" is the number of completed annual contribution periods as determined in accordance with
Section 3.16.

OPTION E - Payments of a Designated Dollar Amount. The Individual Account value may be paid in equal annual, semi-annual, quarterly or monthly installments of a designated dollar amount until the remaining balance is less than the amount of one installment. The designated amount of each installment may not be less than $6.25 per month per $1,000 value in the Individual Account at the time the first payment is due nor greater than an amount which would equal the value applied in less than five minus "n" years, where "n" is the number of completed annual contribution periods as determined in accordance with Section 3.16. To determine the remaining balance in the General Account or Separate Account at the end of any Valuation Period, such balance at the end of the previous period is decreased by the amount of any installment paid during the period and the result by the net investment factor for the period. If the remaining balance at any time is less than the amount of one installment, such balance will be paid and will be the final payment under the option.

To the extent that this option is effected on a variable basis, if Federal Securities Law provides that the Contract Owner may withdraw the remaining balance, upon such an election the then remaining balance will be paid in a lump sum or, provided the balance is at least $5,000, be applied under Options A, B, or C. If this election is made within five years after the commencement of annuity payments and the remaining balance is elected to be paid as a lump sum, the election shall be treated as a surrender pursuant to Section 3.16.


32-4000-FL                           Page 6

Section 2.04 - Allocation of Variable and Fixed Annuities

The Participant's Individual Account may be applied to provide a variable annuity, a fixed annuity, or a combination of both, as elected by the Contract Owner, provided such election is received at the Home Office of Great American Reserve at least 30 days prior to the Annuity Commencement Date.

In the absence of such an election, when a Retirement Annuity is elected for a Participant, the value of the Participant's Individual Account will be applied as follows: the value of the accumulation units in the Money Market Separate Account will be transferred to the General Account, combined with the value of any accumulation units then in the General Account and the total value applied to provide a fixed annuity; the value of the accumulation units in the Stock Separate Account and in the Bond Separate Account will be applied, separately, to provide a variable annuity based upon the net investment results of the respective Separate Account.

A. Variable Annuity - A variable annuity is an annuity with payments varying in amount in accordance with the net investment results of a Separate Account, other than the Money Market Separate Account, as described in the Valuation provisions of Article III. After the first monthly payment for a variable annuity has been determined in accordance with Section 2.06, a number of Separate Account units is determined by dividing that first monthly payment by the Separate Account annuity unit value at the effective date of the commencement of annuity payments. Once variable annuity payments have begun, that number of annuity units remains fixed. The method of calculating the unit value is described in Section 3.09.

      The dollar amount of the second and subsequent variable annuity payments is not predetermined and may change from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying that number of Separate Account annuity units by the Separate Account annuity unit value as described in Section 3.09 for the Valuation Period in which the payment is due.

      Great American Reserve guarantees that the dollar amount of variable annuity payments shall not be affected by variation in expense or the actual mortality experience of Annuitants and contingent annuitants from the expense and mortality assumptions as used in determining the first monthly payment.

      As to Options A, B, and C, if it would produce greater benefits, Great American Reserve agrees that the first monthly payment under a variable annuity will be determined on the same mortality basis used in determining the first payment for immediate variable annuities being issued for this class of Annuitant at the date the first monthly payment is due under this Contract.


32-4000-FL                           Page 7

B. Fixed-Dollar Annuity - A fixed annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period. Since the General Account Retirement Annuities are of a fixed value, payments after the first will never be less than the first monthly payment.

      Great American Reserve may, from time to time, by action of its Board of Directors, increase the amount of General Account Retirement Annuities during the period of benefits, by crediting interest earned in excess of the guaranteed rate.

      If the guaranteed payments are less than those of a similar Great American Reserve Single Premium Annuity which could be purchased by the proceeds at a discounted rate, such larger amounts, but without excess interest, will be paid if Annuity Option A, B, or C is elected. This discounted premium rate is Great American Reserve's base premium rate on the due date of the first premium, adjusted for immediate first payment less such percentage of that adjusted rate as may be provided under Great American Reserve's then published rules.

Section 2.05 - Frequency of Payment

Annuity payments under this Contract will be made monthly, except that, if such payments would amount to less than $25 each. Great American Reserve reserves the right to make payments at less frequent intervals; provided, however, that if at the Annuity Commencement Date the annual rate of payment to any payee is less than $100, Great American Reserve may make such other settlement as may be equitable to the payee.

Section 2.06 - Method of Calculating Retirement Annuity Payments

Options A, B and C - Fixed Dollar Monthly Annuity Payments. To determine the amount of fixed monthly annuity payments under Options A, B and C, the value of the accumulation units in the Participant's Individual Account which are to be applied using the monthly payment rates in Section 2.08 for the appropriate option and adjusted age of the Annuitant at the date the payment is due. The adjusted age is determined pursuant to Section 2.07. The accumulation units so applied will then be canceled.

Options A, B and C - Variable Monthly Annuity Payments. To determine the amount of the first monthly annuity payment under Options A, B and C, the value of the accumulation units in the Participant's Individual Account which are to be applied to provide variable annuity payments will be applied using the monthly payment rate in Section 2.08 for the appropriate option and adjusted age of the Annuitant at the date the first payment is due. The adjusted age is determined pursuant to Section 2.07. The accumulation units so applied will then be canceled.


32-4000-FL                           Page 8

Options D and E. The monthly annuity payments will be determined in the manner set out in the description of these options in Section 2.03. Tables of first monthly payments are contained in Section 2.08. When variable monthly annuity payments are elected, as each monthly payment is made a number of accumulation units in the Annuitant's Individual Account equal in value to the payment will be canceled.

Premium Taxes. Retirement Annuity payments may be reduced in order to provide for any premium taxes assessed as described in Section 3.06.

TABLES

Section 2.07 - Applicability and Basis of Tables

The tables in this Article will be used to determine the monthly Retirement Annuity for Options A through D. Under Options A and B the amount of the monthly payment will depend on the Annuitant's adjusted age at the time the first payment is due. Under Option C the amount of monthly payment will depend on the adjusted age of each Annuitant at the time the first monthly payment is due.

The Retirement Annuity Tables in Section 2.08 show for various adjusted ages the amount of the first monthly annuity payment for each $1,000 of value of the accumulation units in the Individual Account at the Annuity Commencement Date. Amounts shown in the Tables are based on investment rates of 3 1/2% and 5% per year. Amounts for ages not shown will be furnished by Great American Reserve upon request.

Section 2.08 - Amount of First Monthly Payment

The amount of first monthly payment for each $1,000 of Value of Accumulation Units applied at the Annuity Commencement date after deducting any premium taxes are listed below. Second and subsequent payments when based on the investment experience of a separate account, are variable and are not guaranteed as to dollar amount.


32-4000-FL                           Page 9

OPTIONS A AND B              SINGLE LIFE ANNUITIES

           ---------------------------------------------------------------------
                      NUMBER OF MONTHLY PAYMENTS GUARANTEED
           ---------------------------------------------------------------------
               Option One                          Option Two
           ---------------------------------------------------------------------
Adjusted Age
of Annuitant      None              120               180                240
--------------------------------------------------------------------------------
              FV        V       FV        V       FV        V       FV        V
--------------------------------------------------------------------------------

     50    $ 4.74   $ 5.64   $ 4.69   $ 5.58   $ 4.62   $ 5.50   $ 4.52   $ 5.38
     51      4.84     5.73     4.78     5.66     4.70     5.57     4.58     5.44
     52      4.94     5.83     4.87     5.75     4.78     5.64     4.65     5.50
     53      5.04     5.93     4.97     5.84     4.87     5.72     4.71     5.56
     54      5.16     6.04     5.07     5.94     4.95     5.80     4.78     5.62
     55      5.28     6.16     5.18     6.04     5.04     5.88     4.85     5.68
     56      5.40     6.29     5.29     6.15     5.13     5.97     4.91     5.74
     57      5.54     6.42     5.41     6.26     5.23     6.06     4.98     5.80
     58      5.68     6.57     5.53     6.38     5.33     6.15     5.05     5.86
     59      5.84     6.72     5.66     6.50     5.43     6.25     5.11     5.92
     60      6.01     6.89     5.79     6.63     5.53     6.34     5.18     5.98
     61      6.18     7.06     5.94     6.77     5.63     6.44     5.24     6.04
     62      6.37     7.25     6.08     6.91     5.74     6.54     5.30     6.09
     63      6.57     7.45     6.24     7.06     5.84     6.63     5.36     6.15
     64      6.79     7.67     6.40     7.22     5.95     6.73     5.41     6.20
     65      7.02     7.90     6.57     7.38     6.05     6.83     5.46     6.24
     66      7.27     8.15     6.74     7.54     6.15     6.93     5.51     6.29
     67      7.54     8.42     6.91     7.71     6.26     7.02     5.55     6.32
     68      7.83     8.71     7.10     7.89     6.35     7.11     5.59     6.36
     69      8.14     9.02     7.28     8.06     6.45     7.20     5.62     6.39
     70      8.48     9.36     7.47     8.24     6.54     7.28     5.65     6.42
     71      8.84     9.72     7.66     8.43     6.62     7.36     5.68     6.44
     72      9.23    10.12     7.85     8.61     6.70     7.43     5.70     6.46
     73      9.65    10.54     8.04     8.79     6.77     7.50     5.71     6.47
     74     10.11    11.00     8.23     8.97     6.83     7.56     5.72     6.48
     75     10.61    11.50     8.41     9.14     6.88     7.61     5.72     6.49

The FV columns above assume a net investment rate of 3 1/2% per annum. Amounts for ages not shown will be provided on request. The V columns above assume a net investment rate of 5% per annum.


32-4000-FL                          Page 10

OPTION C                JOINT AND LAST SURVIVOR ANNUITY

                        Adjusted Age of Primary Annuitant

Adjusted Age        Age 45          Age 50          Age 55          Age 60          Age 65          Age 70
of Secondary
  Annuitant      FV       V      FV       V      FV       V      FV       V      FV       V      FV       V
    36        $3.58   $4.62   $3.74   $4.57   $3.77   $4.71   $3.80   $4.74   $3.82   $4.76   $3.83   $4.77
    41         3.81    4.73    3.89    4.80    3.95    4.86    4.00    4.91    4.04    4.95    4.06    4.98
    46         3.93    4.83    4.05    4.94    4.15    5.04    4.24    5.13    4.30    5.19    4.35    5.24
    51         4.03    4.93    4.21    5.09    4.37    5.24    4.51    5.37    4.62    5.49    4.70    5.57
    56         4.13    5.02    4.35    5.22    4.58    5.44    4.80    5.65    4.99    5.83    5.14    5.99
    61         4.20    5.09    4.47    5.34    4.78    5.63    5.09    5.93    5.39    6.22    5.65    6.48
    66         4.25    5.15    4.57    5.44    4.94    5.79    5.36    6.19    5.81    6.62    6.23    7.04
    71         4.29    5.19    4.64    5.51    5.07    5.92    5.59    6.42    6.19    7.00    6.83    7.63
    76           --      --    4.68    5.57    5.15    6.02    5.75    6.60    6.50    7.32    7.37    8.18
    81           --      --    4.71    5.60    5.21    6.08    5.87    6.72    6.72    7.56    7.81    8.63

OPTION D                PAYMENT FOR A DESIGNATED PERIOD

Years of     Amount of     Years of     Amount of    Years of     Amount of
Payments      Payment      Payments      Payment     Payments      Payment

           FV         V               FV        V               FV        V

   1     $84.65   $85.21      11    $9.09    $9.77      21    $5.56    $6.33
   2      43.05    43.64      12     8.46     9.16      22     5.39     6.17
   3      29.19    29.80      13     7.94     8.64      23     5.24     6.02
   4      22.27    22.89      14     4.49     8.20      24     5.09     5.86
   5      18.12    18.74      15     7.10     7.82      25     4.96     5.76
   6      15.35    15.99      16     6.76     7.49      26     4.84     5.65
   7      13.38    14.02      17     6.47     7.20      27     4.73     5.54
   8      11.90    12.56      18     6.20     6.94      28     4.63     5.45
   9      10.75    11.42      19     5.97     6.71      29     4.53     5.36
   10      9.83    10.51      20     5.75     6.51      30     4.45     5.28

The FV and V columns above assume a net investment rate of 3-1/2% and 5% per annum, respectfully.

Amounts for periods not shown will be provided on request.


32-4000-FL                          Page 11

ARTICLE III

CONTRIBUTIONS, ACCOUNT VALUATION, AND DISCONTINUANCE

CONTRIBUTIONS

Section 3.01 - Contributions

Great American Reserve shall periodically receive such contributions from the Contract Owner as are made pursuant to the Plan. The net contribution shall be equal to the total contribution less any applicable premium taxes payable on the contribution. The net contribution shall be applied to provide accumulation units for Participant's in accordance with Section 3.02 below and instructions of the Contract Owner.

Section 3.02 - Application and Contributions; Accumulation Units

The net contribution for each Participant shall be applied as of the end of the Valuation Period in which the contribution is received by Great American Reserve to provide accumulation units on the basis of the then current value of the units, application being made separately for net contributions allocated to the General Account and each Separate Account. The number of accumulation units provided in each Account and credited to a Participant's Individual Account shall be determined by dividing the net contribution for that Account applicable to that Participant by the then current dollar value of one accumulation unit in that Account. The number of accumulation units so determined will not be affected by any subsequent change in the dollar value of an accumulation unit.

Section 3.03 - Participant's Individual Account

A Participant's Individual Account under this Contract shall, prior to retirement, consist of a number of accumulation units equal to the number provided by the application of the net contributions described in Section 3.02 in accordance with the Plan. Benefits will be purchased or provided only in such amounts and under such conditions as called for by the Plan. No Participant shall have any specific rights to such individual Account. The amount payable to, or applied to provide benefits for, a Participant or beneficiary, shall be limited to the value of the Participant's Individual Account.

When a Participant or beneficiary becomes entitled to a benefit in accordance with the Plan, the Contract Owner will notify Great American Reserve as to the manner of Payment of any benefit and the disposition to be made of that Participant's Individual Account. Following the Annuity Commencement Date, no further contributions may be made for that Individual Account.


32-4000-FL                          Page 12

Section 3.04 - Change of Allocation and Transfer Between Accounts

Change of Allocation - As to each Participant's Individual Account, the Contract Owner may, prior to the Annuity Commencement Date and at least three calendar months subsequent to the date the Individual Account was established or subsequent to any previous change in allocation, elect to change the manner in which future net contributions are to be allocated to the General Account and the Separate Accounts.

Transfer Between Accounts - As to each Participant's Individual Account, the Contract Owner may, prior to the Annuity Commencement Date, elect to transfer the value of accumulation units from one Separate Account to another Separate Account or the General Account, or vice versa. A transfer can be made no more frequently than once in any 3 month period and, except with Great American Reserve's permission, no more than 20% of the value of the accumulation units in the General Account can be transferred at one time. No deductions will be made from amounts transferred for expenses. Transfers will be effected on the basis of accumulation unit values next computed following receipt by Great American Reserve at its Home Office of a written request for transfer.

At the Annuity Commencement Date, the value of accumulation units in the Money Market Separate Account will be transferred to the General Account, or if elected by the Contract Owner at least 30 days prior, to another Separate Account.

Section 3.05 - Active Lives Reserve

The Active Lives Reserves shall consist of the sum of accumulation units in Individual Accounts of Participants for which annuity payments have not commenced.

Section 3.06 - Premium Taxes

To the extent that any premium taxes are assessed against Great American Reserve, the taxes will be deducted by Great American Reserve from contributions as received or from Individual Accounts at the time a Retirement Annuity is effected, or at such other time as taxes are assessed.

VALUATION

Section 3.07 - Net Investment Rate and Net Investment Factor

A. The net investment rate for the General Account is guaranteed. The net investment rate applicable prior to and including the Annuity Commencement Date is set forth in Item 2 of the Specifications; the rate applicable subsequent to the Annuity Commencement Date is equivalent to an investment rate of 3 1/2% compounded annually. In addition, by action of its Board of Directors, Great American Reserve may increase the net investment rate at such time and for such period as the Directors may determine.


32-4000-FL                          Page 13

B. The net investment rate for any Valuation Period of a Separate Account is equal to the gross investment rate of the Account for the Period less a margin deduction for each day of the Valuation Period of .00003945 (an effective annual rate of 1.44%). Such gross investment rate is equal to
      (i) the investment income and capital gains and losses, both realized and unrealized on the assets of the Separate Account less a deduction for any applicable taxes, or a reserve for such taxes, arising from the investment income and capital gains, divided by (ii) the amount of the assets of the Separate Account at the beginning of the Valuation Period. Such gross investment rate may be either positive or negative.

C. The net investment factor for an Account is the sum of 1.00000000 and the net investment rate for the Account.

Section 3.08 - Accumulation Unit Value

The value of the General Account unit will be determined according to its established practice. Alternatively, in lieu of using General Account accumulation units to determine the value of the portion of this Contract in the General Account, Great American Reserve may, at its option, determine such value by accumulating the net contributions allocated to the General Account from the date of payment, at the net investment rate determined pursuant to Section 3.07. Great American Reserve guarantees that the resulting value will not be less, at any time, than the value based on General Account accumulation unit values calculated in accordance with Section 3.07.

The value of the accumulation unit for a Separate Account for any Valuation Period is determined by multiplying the value of the unit at the end of the immediately preceding Valuation Period by the Separate Account net investment factor for the current Valuation Period. The value of the Accumulation Value and any death benefit, including any period during which this Contract is held in a paid-up status, is not less than that required by the state in which this Contract is delivered.

Section 3.09 - Annuity Unit Value

The value of a Separate Account annuity unit for any Valuation Period is determined by multiplying the value of the unit at the end of the immediately preceding Valuation Period by (a) .99990576 (if the Contract Owner has selected an assumed net investment rate of 3 1/2% per annum) or .99986634 (if the Contract Owner has selected an assumed net investment rate of 5% per annum) for each day of the Valuation Period and (b) the net investment factor for the tenth preceding Valuation Period.

Section 3.10 - Valuation of Individual Accounts

The value of a Participant's Individual Account on any date can be determined by multiplying the total number of accumulation units credited to the Account for each investment medium, General Account or Separate Account(s), by the current accumulation unit value for that medium.


32-4000-FL                          Page 14

Section 3.11 - Annual Administrative Fee

Prior to the Annuity Commencement Date, an administrative fee of $15 will be deducted from each Individual Account on July 2 of each year and upon full surrender of the Individual Account in accordance with Section 3.15. The administrative fee is deducted first from amounts accumulated in the General Account; if none or insufficient value in the General Account, any balance will then be deducted from amounts accumulated in Separate Accounts in the following order: Money Market Separate Account, Bond Separate Account, Stock Separate Account. If the Administrative Fee causes the Individual Account to go below the minimum non-forfeiture values, as required by the state in which this Contract is issued, the fee will not be assessed.

Section 3.12 - Experience Credits

Great American Reserve may apply experience credits to this Contract at the end of any Contract Year (a) in the form of additional General Account or Separate Account accumulation units or annuity units, as applicable, or (b) reduction of the annual administrative fee.

DISCONTINUANCE OF CONTRIBUTIONS

Section 3.13 - Suspension

The Contract shall be suspended automatically on any anniversary of the Effective Date if:

(a) the Contract Owner gives prior written notice to Surrender the Active Lives Reserve in accordance with Section 3.15; or

(b) the Contract Owner fails to assent to any modifications of the Contract initiated by Great American Reserve as provided in Section 4.02, which modification would have been effective on such anniversary.

Effective with suspension, no new Participants may be covered under the terms of this Contract. Except in the case of a notice of surrender in accordance with
Section 3.15; however, the Contract Owner may make further contributions as they are applicable to Participants under the Contract prior to the suspension.

Section 3.14 - Change to Paid-up Contract

Any Individual Accounts may be placed on paid-up status if payment of a contribution is not made within 31 days after Great American Reserve has notified the Contract owner that such contribution is due.

The entire Contract shall become paid-up on any anniversary of the Effective Date where:

(a) written notice is given to Great American Reserve by the Contract Owner to place the Contract on paid-up status; or


32-4000-FL                          Page 15

(b) where written notice is given to the Contract Owner by Great American Reserve at least 90 days in advance, that the number of Participants for whom contributions are being made is less than 25.

Effective with being placed on paid-up status, all amounts held by Great American Reserve pursuant to the Contract shall continue to be accumulated and governed by the terms of the Contract. The Contact Owner may resume contributions under the Contact at any time, provided that the number of Participants for whom contributions are made is at least 25. Any change to paid-up status shall not affect Annuitants in any way.

Section 3.15 - Surrender of the Contract

The Contract Owner may file a written request with Great American Contract Reserve electing to surrender this Contract and receive the accumulated value of the Contract, less the applicable fee, if any, for each Individual Account to be surrendered, pursuant to Section 3.16. The accumulated value will be the aggregate value of the accumulation units in the Active Lives Reserve, determined in accordance with the contract provisions as of the end of the Valuation Period in which written request is received by Great American Reserve at its Home Office or the Date Specified in the request, whichever is later. The date of payment will be the date specified by the Contract Owner, provided that Great American Reserve reserves the right to postpone payment as described in
(a) and (b) below.

(a) With respect to the portion of the value which is in a Separate Account, in accordance with deferment provisions of applicable or federal and state law or regulation.

(b)   With respect to the portion of the value which is in the General Account,
      (1) for a period not exceeding six months; (2) if the portion exceeds $1,000,000, payment of the initial $1,000,000 is subject to postponement pursuant to (1) and the excess over $1,000,000 may be paid in five annual installments, beginning one year following the date surrender was effected, with each installment being 20% of the initial balance plus interest credited on the remaining balance during the year. During the period of postponement pursuant to (1) or (2), Great American Reserve will credit interest on the remaining balance of the amount for which payment is postponed, at the minimum guaranteed rate which would have been applicable had the Contract not been surrendered.


32-4000-FL                          Page 16

Section 3.16 - Surrender of Individual Accounts

The Contract Owner may surrender, either fully or partially, any individual Account at any time prior to the commencement of a Retirement Annuity. The amount due on a surrender shall be equal to the value surrendered, less (a) any applicable premium taxes; (b) any applicable surrender fee, determined as described below; and (c) if a full surrender, an administrative fee of $15. The amount due shall be paid by Great American Reserve to the Contract Owner, however, Great American Reserve at the direction of the Owner may make payment directly to the Participant. No partial surrender will directly alter future requirements to make contributions for that Participant nor the Participant's Annuity Commencement Date.

A request for a partial surrender of an Individual Account containing both General Account and Separate Account accumulation units must specify the allocation of the partial surrender between accounts. Upon receipt of a written request for a full or partial surrender of an Individual Account, Great American Reserve will determine the value of the number of accumulation units surrendered at the accumulation unit value next computed following receipt of the written request. Payment will normally be made within seven days after the application is received by Great American Reserve; however, Great American Reserve reserves the right to defer payment of any surrender value in accordance with deferment provisions of applicable federal and state law or regulation.

The partial surrender of 75% or more of the value of each Individual Account will be deemed a surrender of the Contact for purposes of Section 3.15 and the provisions of that section will apply to the determination and payment of the surrender value.

The surrender fee is a percentage of the value surrendered, determined by the number of completed annual contribution periods for which net contributions have been credited to the Individual Account. An annual contribution period is completed when the number of net contributions credited equals the number to be made annually, as selected by the Contract Owner in the application for the Contract.

      Number of Completed
  Annual Contribution Periods               Fee
  ---------------------------               ---

less than 5                                 5%
5 or more but less than 10                  3%
10 or more but less than 15                 2%
15 or more                                  none

In no event shall the surrender fee for an Individual Account exceed 9% of the total contributions received for the Individual Account.


32-4000-FL                          Page 17

Section 3.17 - Death Benefit

In the event of the death of a Participant prior to the Annuity Commencement Date, the beneficiary designated in accordance with Section 4.06 will receive the value of the Participant's Individual Account, upon receipt in Great American Reserve's Home Office of due proof of death.

The death benefit is payable in one sum unless other provisions for settlement have been previously agreed to in writing by Great American Reserve.

Section 3.18 - Deferral of Termination Value

We may defer payment of any amount from the General Account for up to six months.

ARTICLE IV

GENERAL PROVISIONS

Section 4.01 - The Contract

This Contract and the application of the Contract Owner, a copy of which is attached hereto and made a part hereof, will constitute the entire Contract. All statements made by the Contract Owner will be deemed representations and not warranties, and no statement will void any payment under this Contract or be used in defense of a claim unless it is contained in the application of the Contract Owner. Only the President, a Vice President, the Secretary or an Assistant Secretary has the power on behalf of Great American Reserve to make or modify this Contract.

Section 4.02 - Change of Contract by Great American Reserve

On the first anniversary of the Effective Date and the first day of any Contract Year thereafter, Great American Reserve upon written notice given at least 90 days in advance to the Contract Owner, may from time to time, change any of the terms of this contract, provided that (a) any such change will not affect in any way the amount or terms of any Retirement Annuity effected prior to the effective date of such change and (b) any such change shall not affect Sections
2.08 Annuity Tables, 3.01 Contributions, 3.07 Net Investment Rate and Net Investment Factor, 3.08 Accumulation Unit Value, 3.11 Annual Administrative Fee and 3.16 Surrender of Individual Accounts as those sections apply to accumulation units provided by contributions made on behalf of Participants who were in the Plan prior to the effective date of such change.

Section 4.03 - Change of Contract by Mutual Agreement; Retroactive Changes

A. By agreement in writing, the Contract Owner and Great American Reserve may change, from time to time, any or all of the terms of this Contract provided that any such change will not affect the amount or terms of any Retirement Annuity attributable to contributions made prior to the effective date of such change.


32-4000-FL                          Page 18

B. Notwithstanding any of the terms of this Contract, the Contract Owner and Great American Reserve, by an agreement in writing on any date agreed upon by the Contract Owner and Great American Reserve may change, from time to time, any terms of this Contract if it is deemed necessary or appropriate to do so in order to enable the Plan or contract to comply with, or receive the benefit of, any federal or state statute or any rule regulation of the United States Treasury Department, which change may be made retroactive to the Effective Date or any date thereafter.

C. Consent of any Participant or beneficiary shall not be requisite to any change in this Contract.

Section 4.04 - Individual Certificates

Great American Reserve shall issue a certificate to the Contract Owner for delivery to each Participant. Each certificate shall set forth in substance the benefits which the Participant is accruing under this Contract. Certificates described in this section shall not constitute a part of this Contract, nor shall they confer upon the Participant any legal or ownership rights under the Contract.

Section 4.05 - Conversion to Individual Contract

Upon termination of participation in the Plan, the Participant who is entitled to a benefit in accordance with the terms of the Plan may elect, if the Contract Owner so requests, to convert to an individual annuity contract. The individual annuity contract will be of the form then currently issued for this class of individual, at a duration equivalent to the lesser of the number of full years
(a) the Participant has been in Plan or (b) the Contract has been in force.

Section 4.06 - Designation of Beneficiary

The Contract Owner shall have the sole right to designate the beneficiary to which any death benefits hereunder will be payable and, from time to time, without the consent of such beneficiary, change the beneficiary designated by filing written notice of such change with Great American Reserve. After the written notice is received, the change will relate back to and take effect as of the date the Contract Owner signed the notice, whether or not the Participant is living on the date the notice is received by Great American Reserve, but without prejudice to Great American Reserve on account of any payment made by it before the notice was received. If at the death of a Participant there is more than one beneficiary designated and in such designation the Contract Owner has failed to specify their respective interest, beneficiaries will share equally. If any designated beneficiary predeceases the Participant, the rights and interests of such beneficiary will thereupon terminate.

In the event the designated beneficiary predeceases the Participant or if no beneficiary has been named, the death benefit will be paid to the Contract Owner.


32-4000-FL                          Page 19

Section 4.07 - Facility of Payment

If any payee under this Contract is, in the opinion of Great American Reserve physically or mentally incapable of giving valid receipt and discharge for any payment due under this Contract, then Great American Reserve may, at its option, make payment thereof in installments of not more than $500 per month to the person or persons who, in its opinion, are caring for and supporting such payee until claim is made by a duly appointed guardian or other legal representative of such payee. Payment to such person or persons will constitute a complete discharge of the liability of Great American Reserve to the extent of such payment and it will assume no responsibility for the proper application of the money paid.

Section 4.08 - Evidence of Survival

Great American Reserve will have the right to require of any person to whom or in respect of whom a payment is to be made under this Contract, satisfactory evidence that such person is living on the date on which such payment is due.

Section 4.09 - Misstatements and Adjustments

If the age, sex, or any relevant fact relating to any person is found to be misstated, the amounts of the payments under a Retirement Annuity shall be those which are provided by the value of the accumulation units allocated to effect such Retirement Annuity on the Basis of the correct information, without changing the date the Retirement Annuity was effected unless another adjustment satisfactory to the Contract Owner and Great American Reserve is made. Any adjustment made in accordance with this Section shall be conclusive upon any person affected thereby. The dollar amount of any underpayment made by Great American Reserve shall be added to the next payment due, and the dollar amount of any overpayment made by Great American Reserve shall be deducted from the next payment or payments due until recovered by Great American Reserve.

Section 4.10 - Ownership and Assignment

This Contract shall belong to the Contract Owner or Owners designated in the application. All contractual design rights and privileges may be exercised by the Owner.

Section 4.11 - Reserves

The reserves held under this Contract as of any date will be at least equal to the sum (1) 100% of the dollar value as of such date of the accumulation units held in the Active Lives Reserves and (b) the reserve for such Retirement Annuities as have been affected under this Contract.

Section 4.12 - Termination of Contract

This Contract will terminate at the close of the first day upon which the performance and fulfillment by Great American Reserve of all its duties and obligations arising hereunder have been completed.


32-4000-FL                          Page 20

Section 4.13 - Data to be Furnished to Great American Reserve

The Contract Owner shall furnish all information which Great American Reserve may reasonably require for the administration of this Contract. If the Contract Owner cannot furnish any required item of information, Great American Reserve may request the person concerned furnish such information. Great American Reserve shall not be liable for the fulfillment of any obligations in any way dependent on such information until it receives such information.

Information furnished to Great American Reserve may be corrected for demonstrated errors therein unless Great American Reserve has already acted to its prejudice by relying on such information. Any records prepared by Great American Reserve from information furnished to Great American Reserve as described above shall constitute prima facie evidence as to the truth of the information recorded thereon.

Great American Reserve will accept as satisfactory proof of death any of one of the following criteria:

(a)   a copy of a certified death certificate;

(b) a copy of a certificate decree of a court of competent jurisdiction as to the finding of death;

(c) a written statement from a medical doctor who attended the deceased at or near the time of death; or

(d)   any other proof satisfactory to Great American Reserve.

Section 4.14 - Separate Account Assets

The assets of the Separate Accounts equal to the reserves and other contract liabilities in respect of this Contract, are not chargeable with any liabilities arising out of any other business We may conduct.

Section 4.15 - Owner Reports

We will send the Owner a statement of the number and dollar value of Accumulation Units credited to each account as of the Effective Date of the Contract. We will send subsequent statements at least once per Contract Year. Such statements shall be mailed within four months of the "as of" date.


32-4000-FL                          Page 21

                       ADDITIONAL CONTRACT SPECIFICATIONS

                           Guaranteed Rate of Return
                                      For
                         General Account Accumulations

The rate of return for any valuation period prior to and including the Annuity Date is guaranteed to be at least equivalent to the rate of return per annum compounded annually (as specified below):

Payments received prior to the Annuity Commencement Date will be credited with interest at a rate no less than 4.5%.

The rate of return applicable to this contract for any valuation period subsequent to the Annuity Commencement Date is guaranteed to be at least equivalent to a rate of return of 3 1/2% per annum compounded annually.

The Company may declare, from time to time, a higher rate of return than that guaranteed above.


32-4000-FL                          Page 22

            Accumulation Table for Flexible Premium Deferred Annuity
                        Group Maxiflex Contract 32-4000
                                   Fixed Fund
                                $1,000 per year

                          Guaranteed Surrender Value*

based on a policy issue date of July 3. If your Issue date is different, then your values will be different.

End of                  Accumulated        Accumulated       Surrender
Policy Year          Value Increase**         Value            Value
                                           End of Year

          1                1,030              1,030                964
          2                1,076              2,106              1,986
          3                1,125              3,231              3,055
          4                1,175              4,407              4,171
          5                1,228              5,635              5,338

          6                1,284              6,918              6,696
          7                1,341              8,260              7,997
          8                1,402              9,661              9,357
          9                1,465             11,126             10,777
          10               1,531             12,657             12,262

          11               1,600             14,256             13,956
          12               1,672             15,928             15,594
          13               1,747             17,675             17,306
          14               1,825             19,500             19,095
          15               1,908             21,408             20,964

          16               1,993             23,401             23,386
          17               2,083             25,484             25,469
          18               2,177             27,661             27,646
          19               2,275             29,935             29,920
          20               2,377             32,313             32,298

          21               2,484             34,797             34,782
          22               2,596             37,392             37,377
          23               2,713             40,105             40,090
          24               2,835             42,940             42,925
          25               2,962             45,902             45,887

          26               3,096             46,998             48,983
          27               3,235             52,233             52,218
          28               3,380             55,613             55,598
          29               3,533             59,146             59,131
          30               3,692             62,837             62,822

          31               3,858             66,695             66,680
          32               4,031             70,726             70,711
          33               4,213             74,939             74,924
          34               4,402             79,341             79,326
          35               4,600             83,942             83,927

          36               4,807             88,749             88,734
          37               5,024             93,773             93,758
          38               5,250             99,022             99,007
          39               5,486            104,508            104,493
          40               5,733            110,241            110,226

*  Values shown are based on an interest rate of 4.5% for all years.

** Accumulated Value Increase includes $1,000 annual premium for all years and reflects no partial withdrawal.


32-4000-FL                          Page 23

                   GREAT AMERICAN RESERVE INSURANCE COMPANY'

   For prompt service address all correspondence to our Administrative Office

               11815 N. Pennsylvania Street, Post Office Box 1927
                             Carmel, Indiana 46032

             GROUP FLEXIBLE PREMIUM DEFERRED FIXED/VARIABLE ANNUITY


32-4000-FL


                    GREAT AMERICAN RESERVE INSURANCE COMPANY
                              Post Office Box 1927
                              Carmel, Indiana 46032

Certifies that the person named below is a Participant in the Plan and may be entitled to an annuity beginning on the participant's Annuity Commencement Date providing the Participant is then alive. The amount of the annuity will be based on the Plan and the Contract. In the event of the death of the Participant before the Annuity Commencement Date, any death benefit provided by the Contract shall be paid in accordance with the provisions of the Contract and Plan to the beneficiary designated by the Contract Owner. In the event a Participant withdraws from participation to the Annuity Commencement Date, any benefits payable will be as provided by the Plan.

SPECIFICATIONS            A P P R 0 V E D

                                                      FORMS ONLY EFFECTIVE
Participant      JOHN G. Doe                            STATE OF FLORIDA

Certificate Number SPECIMEN
                                                           SEP 211995

Group Contract Number SPECIMEN

Plan         T.S.A.

Contract Owner

ABC CO3CP.

                                   BILL NELSON
                               INSURANCE COMM ONER

BY_________________

Telephone Number The Owner or Annuitant may call (317) 817-3700 to present inquiries, obtain information about coverage, or gain assistance in resolving complaints.

This certificate is merely evidence that the employee is a Participant in the above named Plan and may be entitled to certain benefits under the Contract. All matters pertaining to such benefits are subject to the terms and conditions of the Contract. The description following summarizes some of the provisions of the Contract as they affect the Participant.

Secretary                                                            President

                             10 DAY RIGHT TO EXAMINE

Please read your contract carefully. We want you to fully understand it and be satisfied with it. If for any reason you are not, you may return it to us within 10 days from the date you receive it and receive a refund of ail premiums paid. You may return it by mailing it to our Administrative Office or by returning it to the agent who sold it. The contract will then be deemed void from its effective date and all premiums paid will be promptly refunded.

22-7084 (12-86)

Any part of this contract which is funded by a separate account providing benefits on a variable basis, is a part under which the risk is borne by the policyholder and is not covered by an insurance guaranty fund or other solvency protection arrangement.

05-7381 (3-90)

GROUP FLEXIBLE PREMIUM DEFERRED FIXED/VARIABLE ANNUITY
                         CERTIFICATE

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE VALUES OF THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE.


32-400OC-FL                       Page 1                                    0895

                               TABLE OF CONTENTS

Section                                                                   Page
                                   ARTICLE I

Definition of Certain Terms ............................................     3


                                   ARTICLE II
                         Retirement Annuity Provisions
2.01  Notice to Effect an Annuity ......................................     4
2.02  Elections ........................................................     4
2.03  Optional Annuity Forms ...........................................     4
2.04  Allocation of Variable and Fixed Annuities .......................     6
      A. Variable Annuity ..............................................     6
      B. Fixed-Dollar Annuity ..........................................     7
2.05  Frequency of Payment .............................................     7
2.06  Method of Calculating Retirement Annuity Payments ................     7
2.07  Applicability and Basis of Tables ................................     8
2.08  Amount of First Monthly Payment ..................................     8
2.09  Premium Taxes ....................................................    11


                                  ARTICLE III
       Contributions, Account Valuation and Death Benefits Contributions
3.01  Contributions ....................................................    11
3.02  Application of Contributions: Accumulation Units .................    11
3.03  Participant's Individual Account Valuation .......................    11
3.04  Net Investment Rate and Net Investment Factor ....................    12
3.05  Accumulation Unit Value ..........................................    12
3.06  Annuity Unit Value ...............................................    12
3.07  Valuation of Individual Accounts Death Benefit ...................    12
3.08  Death Benefit ....................................................    13


                                   ARTICLE IV
                               General Provisions
4.01  Change of Contract by Us ........................................     13
4.02  Change of Contract by Mutual Agreement; Retroactive Changes .....     13
4.03  Conversion to Individual Contract ...............................     13
4.04  Designation of Beneficiary ......................................     14
4.05  Facility of Payment .............................................     14
4.06  Evidence of Survival ............................................     14
4.07  Misstatements and Adjustments ...................................     14

Section

Definition of Certain Terms. 2.01

Notice to Effect an Annuity.2.02

Elections 2.03
Optional Annuity Forms.2.04


    Allocation of Variable and A. Variable Annuity ..... S. Fixed-Dollar Annuity

2.05 Frequency of Payment.

2.06
2.07
2.08
2.09

ARTICLE I

DEFINITION OF CERTAIN TERMS

   SECTION 1.01 ANNUITANT      A Participant with respect to whom a Retirement
    SECTION 1.02 ANNUITY       Annuity has been effected. The date on which
    COMMENCEMENT DATE          Retirement Annuity payments commence with respect
                               to a Participant under the terms of the Plan.

    SECTION 103 BOND SEPARATE           The segregated asset account established
                      ACCOUNT           by Us pursuant to the provisions of THE
                                        Insurance Code of the State of Texas for this class of contracts which provide variable benefits, and identified as
                                        Great American Reserve Variable Annuity
                                        Account C.

SECTION 1.04 CONTRACT YEAR              The 12 month period starting on either
                                        the Effective Date or any anniversary
                                        thereof.

SECTION 1.05 GENERAL ACCOUNT

SECTION 1.06 INDIVIDUAL ACCOUNT

All of Our assets other than those held in segregated asset accounts.

The record established for each Participant of the amounts accumulated under the Contract for payment of future benefits.

    SECTION  1.07 MONEY MARKET          The segregated asset account established
            SEPARATE ACCOUNT            by Us pursuant to the provisions of the
                                        Insurance Code of the State of Texas for this class of contracts which provide variable benefits, and identified as
                                        Great American Reserve Variable Annuity
                                        Account D. This Account is applicable
                                        only for accumulation of values under
                                        this Contract prior to the Annuity
                                        Commencement Date; at that time, the
                                        accumulated value in this Account will
                                        be transferred to the General Account:
                                        or, if elected by the Contract Owner, to the Stock Separate Account or Bond
                                        Separate ACCOUNT

SECTION 1.08 PARTICIPANT

A person entitled to benefits under the Plan.

SECTION 1.09 PLAN      The Contract Owner's program of Deferred Compensation
                       designated in the Specifications. It is designated for reference purposes only and in the event of any conflict between provisions of the Plan and this Contract, for purposes of this Contract, the provisions of the Contract shall prevail.

SECTION 1.10 RETIREMENT ANNUITY

SECTION 1.11 SEPARATE ACCOUNT

A series of payments provided under this Contract with respect to an Annuitant.

The Stock Separate Account, Bond Separate Account, or Money Market Separate Account, as applicable.

    SECTION 1.12 STOCK SEPARATE        The segregated assets account established
                        ACCOUNT        by Us pursuant to the provisions of the
                                       Insurance Code of the State of Texas for this class of contract which provide variable benefits, and identified as
                                       Great American Reserve Variable Annuity
                                       Fund.

SECTION 1.13 VALUATION PERIOD

Shall mean the period of time from the end of one business day of the New York Stock Exchange to the end of the next. We will determine the accumulation unit value and annuity unit value pursuant to applicable regulatory provisions and Our procedures as of the end of each Valuation Period.

32-400OC-FL                         Page 3                        ICN 24-OOCl-03

ARTICLE 11

SECTION 2.01 - NOTICE TO EFFECT AN ANNUITY

 RETIREMENT ANNUITY PROVISIONS

When a Participant is eligible for a Retirement Annuity in accordance with the

Plan, the Contract Owner shall notify Us to effect an annuity for the Participant on the applicable Optional Annuity Form. In the absence of an election of an Optional Annuity Form in accordance with Section 2.02, the Retirement Annuity will be on the Normal Annuity Form as set forth in the Specifications. We shall then determine the monthly retirement annuity payments to be payable for that Annuitant in accordance with Section 2.06. All such payments will be made by Us to the Contract Owner. We may, however, by agreement with and on behalf of the Contract Owner. make such payments directly to the Annuitant.

To the extent the Plan provides that a Participant may exercise any of the rights provided in the Contract Owner in this Article, the Owner shall mean Participant in this Article.

   SECTION 2.02 - ELECTIONS          Election of Option - The Contract Owner may
                                     elect to have the Participant's Individual
                                     Account applied under one of the Options
                                     described below. Any option must be elected
                                     in writing at least 30 days prior to a
                                     Participant's retirement date.
        ALTERNATIVE ASSUMED          The Standard assumed investment rate shall
           INVESTMENT RATES          be 3 1/2% The Contact Owner may elect to
                                     have all variable benefits payable for the Participant determined on an assumed investment rate of 5% in lieu of the standard rate. Such election must be made, in writing at least 30 days prior to a participant's retirement date. Such election will not be allowed if prohibited by the laws or regulations of the state in which this contract is issued.

SECTION 2.03 - OPTIONAL ANNUITY
                            FORMS

The amount of the first payment under any of these options will be determined in accordance with Section 2.06. No payments will be made under Options A through C prior to Our receipt of satisfactory evidence of the date of birth of the Annuitant and any joint Annuitant. '

Option A - Life Annuity

An annuity payable monthly during the lifetime of an Annuitant, ending with the last payment due prior to the Annuitant's death.

Option B - Life Annuity with 120,180 or 240 MONTHLY PAYMENTS GUARANTEED

An Annuity payable monthly during the lifetime of an Annuitant. If. at the death of the Annuitant, payments have been made for less than the length of time selected, payments shall continue for the rest of the selected period to a named beneficiary. If no beneficiary is named, the then present value of the current dollar amount of any remaining guaranteed payments, commuted on the investment rate basis, shall be paid to the Annuitant's estate. Such amount will be payable in one sum.

32-QOOC-FL                           Page 4                       ICN 24-00C1-03

OPTION C - JOINT and LAST SURVIVOR ANNUITY

An Annuity payable monthly during the joint lifetime of the payee and a secondary payee, and then during the remaining lifetime of the survivor. The payments end with the last payment prior to the death of the survivor.

OPTION D - PAYMENTS FOR A DESIGNATED PERIOD

An amount payable monthly for the number of years selected which may be from 1 to 30 years. The number of years selected may not be less than 5 minus "n", where "n" is the number of completed annual contribution periods as determined herein by Section 3.01.

Should the payee die before the designated number of monthly payments is made, the then present value will be paid in one sum. Such present value will be the current dollar amount of the remaining number of annuity payments commuted on the basis of the investment rate(s) on which the Accumulation Units were applied to provide a retirement annuity. Such sum will be paid to the beneficiary named by the Contract Owner. If no beneficiary is named, the sum will be paid to the estate of the last payee.

To the extent that this option is effected on a variable basis, if Federal Securities Law provides that the Contract Owner may elect to commute the future payments, upon such an election the then present value of the current dollar amount of the remaining number of annuity payments to which the payee is entitled, commuted on the basis of the investment rate or rates on which the accumulation units were applied to provide a Retirement Annuity, will be paid in a lump sum. If the commuted amount is at least $5,000, it may be applied under Options A, B, or C. If this election is made within 5 years after the start of annuity payments, and the present value is elected to be paid in one sum, then such election shall be treated as a surrender (as shown in Section 3.01.).

OPTION E - PAYMENTS OF A DESIGNATED DOLLAR AMOUNT

The Individual Account value may be paid in equal annual, semi-annual, quarterly, or monthly payments of a designated dollar amount until the remaining balance is less than the amount of one payment. Such designated amount may not be less than $6.25 per month per $1,000 value of the original amount due, nor greater than an amount which would equal the value applied in less than five minus "n" years, where "n" is the number of completed annual contribution periods (as shown in Section 3.01.) The remaining balance in the General Account or a Separate Account at the end of any Valuation Period is the balance at the end of the previous period, decreased by the amount of any payment made during the period and the result multiplied by the net investment factor for the period. If the remaining balance at any time is less than the amount of one payment, such balance will be paid and will be the final payment under the option.


32-400OC-FL                         Page 5                        ICN 24-OOCI-04

To the extent that this option is effected on a variable basis (if Federal Securities Law provides that the Contract Owner may withdraw the remaining balance), upon such election the then remaining balance will be paid in one sum. If the balance is at least S5,000, it may be applied under Options A, 8, or C. if this election is made within 5 years after the start of annuity payments, and the remaining balance is elected to be paid in one sum, then such election shall be treated as a surrender (as shown in Section 3.01.)

  SECTION 2.04 - ALLOCATION OF
VARIABLE AND FIXED ANNUITIES

The Participant's Individual Account may be applied to provide: a Variable Annuity; a Fixed Annuity; or a combination of both. Such election may be by the Contract Owner in writing and received at our Home Office at least 30 days prior to the Annuity Commencement Date.

In the absence of such election, when a Retirement Annuity is effected, the value of the Participant's Individual Account will be applied as follows: (a) the value of the Accumulation Units in the Money Market Separate Account will be transferred to the General Account, combined with the value of any Accumulation Units then in the General Account, and the total value applied to provide a Fixed Annuity; (b) the value of the Accumulation Units in the Stock and the Bond Separate Accounts will be applied, separately, to provide a Variable Annuity. Such Variable Annuity is based upon the net investment results of the respective Separate Account.

VARIABLE ANNUITY - This is an annuity providing for payments which vary in amount, based on the net investment results of a Separate Account, other than the Money Market Separate Account, as described in Article III (Valuation provisions). After the first monthly payment for a Variable Annuity has been computed in accordance with Section 2.06) a number of Separate Account Annuity Units is computed by dividing that first monthly payment by the Separate Account Annuity Unit value at the start date of the annuity payments. Once Variable Annuity payments have begun, the number of the Annuity Units remains fixed. The method of computing the Separate Account Annuity unit value is described in
Section 3.06.

The dollar amount of Variable Annuity payments after the first is not fixed and may change from month to month. The amount of each Variable Annuity payment after the first is computed by multiplying the number of Separate Account Annuity Units by the Separate Account Annuity Unit value, (shown in Section 3.06), for the Valuation Period in which the payment is due.

Any variation in the actual mortality experience of payees from the expense and mortality assumptions used to compute the first monthly payment will not affect the dollar amount of Variable Annuity payments.

32-400OC-FL                         Page 6                        ICN 24-OOCl-04

SECTION 2.05 - FREQUENCY OF PAYMENT

        SECTION 2.06 - METHOD OF CALCULATING RETIREMENT ANNUITY PAYMENTS

 .9
As to Options A, B, and C, if it would produce greater benefits, We agree that the first monthly payment under a Variable Annuity will be determined on the same mortality basis used in determining the first payment for immediate Variable Annuities being issued for this class of Annuitant at the date the first monthly payment is due under this contract.

Fixed Annuity. This is an annuity providing for payments which remain fixed as to dollar amount throughout the payment period. Since the General Account Retirement Annuity has a fixed value, payments made after the first will never be less than the first monthly payment.

We may, from time to time, increase the amount of General Account Retirement Annuities during the period of benefits. Such increase would be by action of Our Board of Directors by crediting interest earned in excess of the guaranteed rate.

If the guaranteed payments are less than those of Our similar Single Premium Annuity which could be purchased by the proceeds at a discounted premium rate, such larger amounts, but without excess interest. will be paid if Annuity Option A, B, or C is elected. This discounted premium rate is Our base premium rate on the due date of the first payment, adjusted for immediate first payment, less such percentage of that adjusted rate as may be provided under Our then published rules.

Annuity payments under this contract will be monthly. If such payments would amount to less than $25.00 each, We reserve the right to change the payment frequency intervals. If the annual rate of payment to any payee is less than $100, then We may make another settlement equitable to the payee.

Options A, B, and C - Fixed Dollar Monthly Annuity Payments

To compute the amount of fixed monthly annuity payments under these three options, the value of the Accumulation Units in the Participant's Individual Account which are to be applied to provide fixed dollar annuity payments will be applied to the monthly payment rates (shown in Section 2.08) for the appropriate option; and adjusted age of the Annuitant at the date the first payment is due. The adjusted age is determined as shown in Section 2.07. The Accumulation Units so applied will then be cancelled.

Option A, B, and C - Variable Monthly Annuity Payments

To compute the amount of the first monthly annuity payment under these options, the value of the Accumulation Units in the Participant's Individual Account which are to be applied to provide Variable Annuity payments will be applied to the monthly payment rates (shown in Section 2.08) for the appropriate option; and adjusted age of the Annuitant at the date the first payment is due. The adjusted age is determined as shown in Section 2.07. The Accumulation Units so applied will then be cancelled.


32-400OC-FL                         Page 7                        ICN 24-OOCl-05

OPTIONS D and E

The monthly annuity payments will be computed as shown in the description of these options (see Section 2.03). Please refer to the monthly payment rates in the applicable Table. When Variable Annuity payments are elected, as each monthly payment is made, a number of Accumulation Units in the Annuitant's Individual Account equal in value to the payment will be cancelled.

TABLES

SECTION 2.07 - APPLICABILITY AND
                  BASIS OF TABLES

SECTION 2.08 - AMOUNT OF FIRST
              MONTHLY PAYMENT

The tables in this Article will be used to determine the Annuity for all Options. Under options A and B the amount of payment will depend on the Annuitant's adjusted age at the time the first payment is due. Under Option C the amount of payment will depend on the adjusted age of each Annuitant at the time the first payment is due.

The Annuity Tables show for various adjusted ages the amount of the first monthly annuity payment for each $1,000 of value of the Accumulation Units of the Owner at the Annuity Date. Amounts shown in the Tables are based on investment rates of 3 1/2% and 5% per year. Amounts for ages not shown will be furnished by Us upon request

The adjusted age to be used for the Table is determined as follows:

              Calendar Year of Birth 1901-1915 1916 and thereafter
                       Adjusted Age is Actual Age minus 1


Actual Age, as used above, is the Annuitant's age on the birthday nearest the date the first payment is due.

Amount of First Monthly Payment for Each $1,000 of Value of Accumulation Units Applied at the Annuity Commencement Date after Deducting Any Premium Taxes.

Second and subsequent monthly annuity payments, when based on the investment experience of a Separate Account, are variable and are not guaranteed as to dollar amount.

The amount of first monthly payment for each $1,000 of Value of Accumulation Units applied at the Annuity Commencement date after deducting any premium taxes are listed below. Second and subsequent monthly annuity payments. when based on the investment experience of a separate account, are variable and are not guaranteed as to dollars amount.

32-QOOC-FL                          Page 8                      ICAHN 24-00C1-05

OPTIONS A AND 8

SINGLE LIFE ANNUITIES

                      NUMBER OF MONTHLY PAYMENTS GUARANTEED

                     Option One                           Option Two

Adjusted Age
of Annuitant            None               120               180                  240

              FV         V         FV       V       FV        V         FV         V
50          $4.74      $5.64     $4.69    $5.58    $4.62    $5.50      $4.52     $5.38
51           4.84       5.73      4.78     5.66     4.70     5.57       4.58      5.44
52           4-94       5.83      4.87     5.75     4.78     5.64       4.65      5.50
53           5.04       5.93      4.97     5.84     4.87     5.72       4.71      5.56
54           5.16       6.04      5.07     5.94     4.95     5.80       4.78      5.62
55           5.28       6.16      5.18     6.04     5.04     5.88       4.85      5.68
56           5.40       6.29      5.29     6.15     5.13     5.97       4.91      5.74
57           5.54       6.42      5.41     6.26     5.23     6.06       4.98      5.80
58           5.69       6.57      5.53     6.38     5.33     6.15       5.05      5.86
59           5.84       6.72      5.66     6.50     5.43     6.25       5.11      5.92
60           6.01       6.89      5.79     6.63     5.53     6.34       5.18      5.98
61           6.18       7.06      5.94     6.77     5.63     6.44       5.24      6.04
62           6.37       7.25      6.08     6.91     5.74     6.54       5.30      6.09
63           6.57       7.45      6.24     7.06     5.84     6.63       5.36      6.15
64           6.79       7.67      6.40     7.22     5.95     6.73       5.41      6.20
65           7.02       7.90      6.57     7.38     6.05     6.83       5.46      6.24
68           7.27       8.15      6.74     7.54     6.15     6.93       5.51      6.29
67           7.54       8.42      6.91     7.71     6.26     7.02       5.55      6.32
68           7.83       8.71      7.10     7.89     6.35     7.11       5.59      6.36
69           8.14       9.02      7.28     8.06     6.45     7.20       5.62      6.39
70           8.48       9.36      7.47     8.24     6.54     7.28       5.65      6.42
71           8.84       9.72      7.66     8.43     6.62     7.36       5.68      6.44
72           9.23      10.12      7.85     8.61     6.70     7.43       5.70      6.46
73           9.65      10.54      8.04     8.79     6.77     7.50       5.71      6.47
74          10.11      11.00      8.23     8.97     6.83     7.56       5.72      6.48
75          10.61      11.50      8.41     9.14     6.88     7.61       5.72      6.49

it

The FV columns above assume a net investment rate of 3 1/2% per annum. Amounts for ages not shown will be provided on request The V columns above assume a net investment rate of 5% per annum.

32-400OC-FL                         Page 9                        ICN 24-OOCl-06

OPTION C


                        JOINT AND LAST SURVIVOR ANNUITY

                        Adjusted AGE OF PRIMARY ANNUITANT

Adjusted Age   Age 45              Age 50             Age 55             Age 60             Age 65             Age 70
of Secondary
Annuitant   FV        V         FV        V        FV        V       FV         V       FV        V        FV        V
36        $3.68     $4.62     $3.74     $4.67     $3.77    $4.71    $3.80     $4.74    $3.82     $4.76    $3.83     $4.77

41         3.81      4.73      3.89      4.80      3.95     4.86     4.00      4.91     4.04      4.95     4.06      4.98
46         3.93      4.83      4.05      4.94      4.15     5.04     4.24      5.13     4.30      5.19     4.35      5.24
51         4.03      4.93      4.21      5.09      4.37     5.24     4.51      5.37     4.62      5.49     4.70      5.57
56         4.13      5.02      4.35      5.22      4.58     5.44     4.80      5.65     4.99      5.83     5.14      5.99
61         4.20      5.09      4.47      5.34      4.78     5.63     5.09      5-93     5.39      6.22     5.65      6.48
66         4.25      5.15      4.57      5.44      4.94     5.79     5.36      6.19     5.81      6.62     6.23      7.04
71         4.29      5.19      4.64      5.51      5.07     5.92     5.59      6.42     6.19      7.00     6.83      7.63
76         --        --        4.68      5.57      5.15     6.02     5.75      6.60     6.50      7.32     7.37      8.18
81                             4.71      5.60      5.21     6.08     5.87      6.72     6.72      7.56    -7.81      8.63

                         PAYMENT FOR A DESIGNATED PERIOD

OPTION D

    Years of       Amount of             Years of             Amount of            Years of             Amount of
   Payments         Payment              Payments              Payment             Payments              Payment

               FV             V                            FV             V                           FV             V

1            $84.65        $85.21           11            $9.09         $9.77          21           $5.56          $6.33
2             43.05         43.64           12             8.46          9.16          22            5.39           6.17
3             29.19         29.80           13             7.94          8.64          23            5.24           6.02
4             22.27         22.89           14             4.49          8.20          24            5.09           5.88
5             18.12         18.74           15             7.10          7.82          25            4.96           5.76
6             15.35         15.99           16             6.76          7.49          26            4.84           5.65
7             13.38         14.02           17             6.47          7.20          27            4.73           5.54
8             11.90         12.56           18             6.20          6.94          28            4.63           5.45
9             10.75         11.42           19             5.97          6.71          29            4.53           5.36
10             9.83         10.51           20             5.75          6.51          30            4.45           5.28

The FV and V columns above assume a net investment rate of 3 1/2% and 5% per annum, respectfully.


Amounts for periods not shown will be provided on request.

32-400OC-FL                        Page 10      `                 ICN 24-OOCl-07

SECTION 2.09 - PREMIUM TAXES

Retirement Annuity payments may be reduced in order to provide for any premium taxes.

ARTICLE III

CONTRIBUTIONS, ACCOUNT VALUATION AND DEATH BENEFIT CONTRIBUTIONS

      SECTION 101 - CONTRIBUTIONS        We shall periodically receive such
                                         contributions from the Contract Owner
                                         as are made pursuant to the Plan. The
                                         net contribution shall be equal to
                                         the total contribution less any
                                         applicable premium taxes payable on
                                         the contribution. The net contribution
                                         shall be applied to provide
                                         accumulation units for Participants in
                                         accordance with Section 3.02 below and
                                         instructions of the Contact Owner.
     SECTION 102 - APPLICATION OF        The net contribution for each
      CONTRIBUTIONS; ACCUMULATION        Participant shall be applied as of the
                            UNITS        end of the Valuation Period in which
                                         the contribution is received by Us.
                                         The amount applied will provide
                                         accumulation units based on the then
                                         current value of the units, application
                                         being made separately for net
                                         contributions allocated to the General
                                         Account and each Separate Account. The
                                         number of accumulation units applied
                                         to each Account and credited to a
                                         Participant's Individual Account is
                                         computed by dividing the net
                                         contribution for that Account by the
                                         then current dollar value of one
                                         accumulation unit in that Account The
                                         number of accumulation units so
                                         computed will not be affected by any
                                         subsequent change in the dollar value
                                         of an accumulation unit.

     SECTION   3.03 - PARTICIPANT'S      A Participant's Individual Account
                 INDIVIDUAL ACCOUNT      under this Contract shall, prior to
                                         retirement, consist of a number of
                                         accumulation units equal to the number
                                         provided by the application of the net
                                         contributions described in Section 3.02
                                         in accordance with the Plan. Benefits
                                         will be purchased or provided only in
                                         such amounts and under such conditions
                                         as called for by the Plan. No
                                         Participant shall have any specific
                                         rights to such Individual Account The
                                         amount payable to, or applied to
                                         provide benefits for, a Participant or
                                         beneficiary, shall be limited to the
                                         value of the Participant's Individual
                                         Account.

When a Participant or beneficiary becomes entitled to a benefit in accordance with the Plan, the Contract Owner will notify Us as to the manner of payment of any benefit and the disposition to be made of that Participant's Individual Account. Following the Annuity Commencement Date, no further contributions may be made for that Individual Account.


32-400OC-FL                          Page 11                      ICN 24-OOCl-08

                                [GRAPHIC OMITTED]

   SECTION 3.04 - NOT INVESTMENT
RATE AND NOT INVESTMENT FACTOR

SECTION 3.05 - ACCUMULATION
                    UNIT VALUE

SECTION 3.06 - ANNUITY UNIT VALUE

SECTION 3.07 - VALUATION OF
       Individual Accounts

                           *6

VALUATION

The not investment rate for the General Account is guaranteed. The not investment rate applicable, prior to and including the Annuity Commencement Date is set forth in Item 2 of the Specifications; the rate applicable subsequent to the Annuity Commencement Date is equivalent to an investment rate of 3 1/2% compounded annually. In addition, by action of Our Board of Directors, We may increase the net investment rate at such time and for such period as the Directors may determine.

The not investment rate for any Valuation Period of a Separate Account is equal to the gross investment rate of that Account less a deduction for each day of the Valuation Period of .0003945 (an effective annual rate of 1.44%). Such gross investment rate is equal to: (1) the investment income and capital gains and losses (both realized and unrealized) on the assets of the Separate Account less a deduction for any taxes (or a reserve for such taxes) arising from the same; Divided by (2) the amount of the assets at the Separate Account at the start of the period. Such gross investment rate may be either positive or negative.

The net investment factor for an Account is the sum of 1.0 plus the net investment rate for the Account.

We will determine the value of the General Account Accumulation Units in accordance with Our established practice. Alternatively, We may, at Our option, determine the value of the portion of this contract in the General Account by accumulating the portion of the net contributions allocated to the General Account at the net investment rate shown in Section 3.04. We guarantee that the resulting value will not be less, at any time, than the value based on General Account accumulation unit values calculated as shown in Section 3.04. The value of the Accumulation Unit for a Separate Account on the last day of any Valuation Period is computed by multiplying such value on the last day of the preceding Valuation Period by the Separate Account net investment factor for the current Valuation Period.

The value of a Separate Account Unit is computed by multiplying the value of the unit for the preceding Valuation Period by: (a) .99990576 (if assumed net investment rate is 3 1/2%), or by .99986634 (if an assumed net investment rate of 5% applies) for each day of the Valuation Period; and (b) the not investment factor for the tenth preceding Valuation Period.

The value of a Participant's Individual Account. on any date can be determined by multiplying the total number of accumulation units credited to the Account for each investment medium. General Account or Separate Account(s), by the current accumulation unit value for that medium.


32-400OC-FL                         Page 12                       ICN 24-OOCl-08

DEATH BENEFIT

SECTION 3.08 - DEATH BENEFIT             In the event of the death of a
                                         Participant prior to the Annuity
                                         Commencement Date, the beneficiary
                                         designated in accordance with Section
                                         4.04 will receive the value of the
                                         Participant's Individual Account, upon
                                         receipt in Our Home Office of due proof
                                         of death.

The death benefit is payable in one sum unless other provisions of settlement have been agreed to in writing by us.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01 - CHANGE OF
           CONTRACT BY US

        SECTION 4.02 - CHANGE OF
CONTRACT BY MUTUAL AGREEMENT;
            RETROACTIVE CHANGES

SECTION 4.03 - CONVERSION TO
           INDIVIDUAL CONTRACT

We may change any of the term of this contract on any contract anniversary date. To do so, We must give the Owner at least 90 days prior written notice. It is agreed that: no change will affect in any way the amount or terms of any Retirement Annuity effected prior to the effective date of such change; and no change will affect the Annuity tables; contributions; net investment rate; net investment factor, accumulation unit value; annual administration fee; termination value; or surrender provisions, as those provisions apply to accumulation units provided by the payments made on behalf of the participants who were in the plan prior to the effective date of such charge.

The Owner and We, by agreement in writing, may change any or all of the terms of this contract. No such change may affect the amount or terms of any Retirement Annuity attributable to contributions made prior to the effective date of such change.

Despite any contract terms to the contrary, the Owner and We, by agreement in writing, may change any of the terms of this contract in order to comply with, or receive the benefit of, any federal or state statute, rule or regulation. When applicable, such change may be retroactive to the Effective Date or any date thereafter.

Consent of any Participant or beneficiary shall not be requisite to any change in this contract.

Upon termination of participation in Plan, the Participant who is entitled to a benefit under the terms of the Plan may elect, if the Contract Owner so requests, to convert to an individual annuity contract. The individual annuity contract will be of the form then currently issued for this class of individual, at a duration equivalent to the lesser of the number of full years: (a) the Participant has been in the Plan; or (b) the Contract has been in force.

32-QOOC-FL                         Page 13                        lCN 24-OOCl-09

    SECTION 4.04 - DESIGNATION OF        The Owner has the sole right to
                      Beneficiary        designate the beneficiary to which any
                                         death benefits hereunder WILL be paid.
                                         Such beneficiary designation may be
                                         changed unless deemed irrevocable by
                                         endorsement on the contract. Such a
                                         change will be made only upon proper
                                         written request and will not take
                                         effect until received by Us. The
                                         change will take effect on the date
                                         the request is signed and the interest
                                         of any prior beneficiary will end on
                                         that date, subject to any payment made
                                         by Us prior to receipt of request for
                                         change.

If more than one beneficiary has been named, the intere ' st of any beneficiary who dies before the Participant will pass to the surviving beneficiary(ies). Payment will be made equally. unless otherwise stated in that contract. If no beneficiary survives the Participant the proceeds of this contract will be payable in one sum to the Owner if then living, otherwise to the estate of the Owner.

SECTION 4.05 - FACILITY OF PAYMENT

If any payee under the contract is, in Our opinion, physically or mentally incapable of giving valid receipt for any payment due under this contract, We will make such payment to the payee's legal guardian or legal representative. In the absence of legal guardian or legal representative, We may. at our option make payments of not more than $500 per month, to any person(s) We deem entitled to such payments for the care and support of the payee. Any payment made by Us in accordance with this provision will fully discharge our liability to the extent such payments are made.

    SECTION 4.06 - EVIDENCE OF           We shall have the right to require of
                   SURVIVAL              any person to whom, or on whose behalf
                                         a payment is to be made under this
                                         Contract, satisfactory evidence that
                                         such person is living on the date on
                                         which such payment is due.

     SECTION 4.07 - MISSTATEMENTS               If the age, sex, or any relevant
     factor relating to any person has been misstated, and Adjustmentsthen the amounts of payments under a Retirement Annuity will be those provided by the value of the accumulation units allocated to effect such Retirement Annuity. This will be on the basis of the correct information, without changing the date the Retirement Annuity was effected, unless prior arrangements, satisfactory to Us. have been made.

Any adjustment made under this Section shall be conclusive upon any person affected hereby. The dollar amount of any underpayment made by Us will be added to, the next payment due. The dollar amount of any overpayment made by Us will be deducted from the next payment(s) due until recovered by Us.

,I

32-400OC-FL                         Page 14                      ICN 24-OOC1 -09

                               [GRAPHIC OMITTED]

ADDITIONAL CONTRACT SPECIFICATIONS


                            Guaranteed Rate of Return
                                       For
                          General Account Accumulations

The rate of return for any valuation period prior to and including the Annuity Date is guaranteed to be at least equivalent to the rate of return per annum compounded annually (as specified below):

            Payments received prior to the Annuity Commencement Date WILL be credited with interest at a rate no less than 4.5%

The rate of return applicable to this contract for any valuation period subsequent to the Annuity Commencement Date is guaranteed to be at least equivalent to a rate of return 3 1/2% per annum compounded annually.

The Company may declare. from time to time, a higher rate of return than that guaranteed above.

*40


32-400OC-FL                          Page 15                      lCN 24-OOCl-10

            Accumulation Table for Flexible Premium Deferred Annuity
                         Group Maxiflex Contract 32-4000
                                   Fixed Fund
                                 $1,000 per year

                                            Guaranteed Surrender Value *
     BASED AN A POLICY ISSUE DATE OF JULY I IF your issue date is different, THEN YOUR VALUES WILL BE DIFFERENT

   End of               Accumulated             Accumulated
 Policy Year         Value Increase                Value
                                                End of Year

                                                            Surrender
                                                              Value

  1                1,030                     1,030                      9"
  2                1,076                     2,106                   1,986
  3                1,125                     3,231                   3,055
  4                1.175                     4,407                   4,171
  5                1,228                     5,635                   5,338
  6                1,284                     6,918                   6,696
  7                1,341                      8260                   7,997
  8                1,402                     9,661                   9,357
  9                1,465                    11,126                  10,777
 10                1,531                    12,657                  12,262
 11                1,600                     14256                  13,956
 12                1,672                    15,928                  15,594
 13                1,747                    17,675                  17,306
 14                1,825                    19,500                  19,095
 is                1,908                    21,408                  20,964
 16                1,993                    23,401                  23,386
 17                2,083                    25,484                  25,469
 18                2,177                    27,661                  27,646
 19                2,275                    29,935                  29,920
 20                2,377                    32,313                  32,298
 21                2,484                    34,797                  34,782
 22                2,596                    37,392                  37,377
 23                2,713                    40,105                  40,090
 24                2,835                    42,940                  42,925
 25                2,962                    45,902                  45,887
 26                3,096                    48,998                  48,983
 27                3,235                    52,233                   52218
 28                3,380                    55,613                  55,598
 29                3,533                    59,146                  59,131
 30                3,692                    62,837                  62,822
 31                3,858                    66,695                  66,680
 32                4,031                    70,726                  70,711
 33                4,213                    74,939                  74,924
 34                4,402                    79,341                  79,326
 35                4,600                    83,942                  83,927
 36                4,807                    88,749                  88,734
 37                5,024                    93,773                  93,758
 38                5,250                    99,022                  99,007
 39                5,486                   104,508                 104,493
 40                5,733                    110241                 110,226

  Values shown are based on an interest rate of 4.5% for all years.

    Accumulated Value Increase includes $1,000 annual premium for all years and reflects no partial withdrawal.


32-MOOC-FL                           Page 16

   GREAT AMERICAN RESERVE INSURANCE COMPANY'

For prompt service address all correspondence to our Administrative
Office

               11815 N. Pennsylvania Street, Post Office Box 1927
                              Carmel, Indiana 46032

             GROUP FLEXIBLE PREMIUM DEFERRED FIXED/VARIABLE ANNUITY
                                   CERTIFICATE